Exhibit 99.2

Contact:	Will Roberts Director, Corporate Communications ViroPharma Incorporated Phone (610) 321-6288

VIROPHARMA ANNOUNCES DATA FROM HCV-086 PROOF OF CONCEPT STUDY

Exton, PA, March 10, 2005 — ViroPharma Incorporated (Nasdaq: VPHM) today announced results from the Phase 1b proof of concept study with HCV-086, an orally dosed hepatitis C (HCV) inhibitor, being co-developed with Wyeth (NYSE: WYE).

This randomized, double blind, placebo-controlled, sequential-group study of ascending multiple doses was designed to assess the safety, tolerability, and anti-viral effect of HCV-086 on HCV RNA concentrations in subjects with chronic HCV infection. In each of five different dose groups, subjects with a variety of HCV genotypes were assigned to receive HCV-086 (n=12) or placebo (n=4) for 14 days. The results of the study indicated that after 14 days of treatment the greatest mean change in plasma HCV RNA concentrations (–0.32 log10 IU/mL) occurred in the highest dose group. The joint steering committee of the ViroPharma-Wyeth collaboration today decided that, overall, the antiviral activity of HCV-086 does not support further development of HCV-086. HCV-086 demonstrated favorable pharmacokinetics and was generally safe and well tolerated, although in the highest dose group gastrointestinal adverse events occurred in several subjects and caused discontinuation of treatment in two subjects.

“Although we did not see the anti-viral results we were hoping for with HCV-086, the data on this novel HCV inhibitor encourages us to expeditiously progress our follow-on compound HCV-796, which is currently being dosed in a Phase 1a safety study,” commented Colin Broom, ViroPharma’s Chief Scientific Officer. “We are excited about HCV-796 because it is from the same chemical series as HCV-086 with the advantage of being more potent in vitro and, importantly, has demonstrated antiviral activity in an animal model of hepatitis C infection.”

About Hepatitis C

Hepatitis C is a blood-borne virus recognized as a major cause of chronic hepatitis worldwide. The World Health Organization estimates that 170 million persons worldwide are chronically infected with HCV, and three to four million persons are newly infected globally each year. According to the U.S. Centers for Disease Control and Prevention (CDC), about four million people in the U.S., or 1.8 percent of the population, are infected with HCV.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® Pulvules®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company’s website at www.viropharma.com.

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including those relating to ViroPharma’s ability to find an effective small molecule antiviral treatment for HCV disease. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. There can be no assurance that any of the events described in the forward-looking statements identified in this press release will occur. Conducting clinical trials for investigational pharmaceutical products is subject to risks and uncertainties. There can be no assurance that ViroPharma’s studies as part of the HCV program can be conducted within the timeframe that the company expects, that such studies will yield positive results. The in vitro and animal model potency data for HCV-796 are not necessarily predictive of the compound’s performance in HCV infected patients. These factors, and other factors, including, but not limited to those described in ViroPharma’s quarterly report on Form 10-Q for the quarter ended September 30, 2004 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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